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                                                                     EXHIBIT 5.1

                          [ANDREWS & KURTH LETTERHEAD]

                               November 18, 1997

Continental Mortgage and Equity Trust
10670 N. Central Expressway, Suite 300
Dallas, Texas 75231

        Re:  Continental Mortgage and Equity Trust
            Registration Statement on Form S-3
            Dividend Reinvestment Plan

Ladies and Gentlemen:

     We have acted as counsel for Continental Mortgage and Equity Trust, a California business trust (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 of the Company (the "Registration Statement") expected to be filed with the Securities and Exchange Commission (the "Commission") on November 18, 1997, relating to the offering by the Company from time to time of up to 150,000 shares of beneficial interest of the Company (the "Shares of Beneficial Interest"). The Registration Statement provides that such 150,000 Shares of Beneficial Interest (the "Shares") will be offered pursuant to the Company's Dividend Reinvestment Plan.

     In this capacity, we have examined the Registration Statement, the Prospectus, the Declaration of Trust and Trustee's Regulations of the Company, the proceedings of the Board of Trustees of the Company relating to the authorization of the issuance of the Shares, an Officer's Certificate of the Company dated the date hereof, and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and all public records reviewed are accurate and complete. As to factual matters, we have relied on the Officer's Certificate and have not independently verified the matters stated therein.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that upon issuance and delivery of the Shares in accordance with the terms set forth in the Prospectus and in exchange for the consideration contemplated therein, the Shares will have been duly and validly authorized and will be validly issued, fully paid, and nonassessable.
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Continental Mortgage and Equity Trust
November 18, 1997
Page  2

     This opinion is solely for the benefit of the addressee hereof, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document, or other report, and may not be furnished to any person or entity. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and Prospectus which is a part thereof. This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.

                                            Very truly yours,

                                                /s/  ANDREWS & KURTH L.L.P.

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